Exhibit 99.1

Monster Digital, Inc. Announces Expansion to Mexico

SIMI VALLEY, CA – April 4, 2017 – Monster Digital, Inc. (Nasdaq: MSDI), (“Monster Digital” or “the Company”), which develops, markets and distributes Monster Digital® branded products for use in high-performance consumer electronics, mobile products and computing applications, today announced a major new international customer relationship.

As the result of a recent agreement with distributor US Digital Link, Monster Digital VR headsets will soon be available at Sam's Club Mexico and other major Mexican retailers. This recent order of more than seven thousand virtual reality (VR) headsets for a number of key retailers in Mexico is an example of Monster Digital's continuing international market expansion.

This arrangement between Monster Digital and US Digital Link is an ideal way for Monster Digital's products to be introduced into the high-potential Mexican market. It also provides an opportunity for future growth, with the potential that the company’s line of action cameras and VR cameras will also be widely available at retailers throughout Mexico in 2017.

The expansion into Mexico is an important step in Monster Digital's international growth strategy. Monster Digital's full line of action cameras, virtual reality cameras and VR headsets are in the process of being introduced into the United Kingdom, France, Italy, Sweden, Finland, Norway and Denmark. Monster Digital also is now offering products in Canada, and expansion into other international markets is anticipated in the coming months.

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward looking statements include, but are not limited to, statements that relate to market expansion, the introduction of products into the high-potential Mexican market and VR cameras will be widely available at retailers throughout the country by Q3. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including ''will be", "expect", "anticipated" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

Investors:

PCG Advisory

Vivian Cervantes

212-554-5482

vivian@pcgadvisory.com